Special Meeting of Shareholders
  A Special Meeting of Shareholders of
  the Kayne Anderson Intermediate Tax-Free
  Bond Fund (the "Fund") were held at the
  offices of Kayne Anderson Investment
  Management, LLC on November 4, 1999 for
  the following purposes:
     1.     To approve a change in the investment
     objective of the Kayne Anderson
     Intermediate Tax-Free Bond Fund, which
     used to seek current income exempt from
     federal income tax by investing primarily in investment-grade municipal bonds, to instead seek current income exempt from both federal and California personal income taxes by investing primarily in investment-grade California municipal bonds.
     2.     To approve a change of the Fund's sub-
     classification under the Investment
     Company Act of 1940, as amended, from a
     diversified investment company to a non-diversified investment company, and approve the elimination of the Fund's corresponding investment restriction regarding diversification.
     3.     To transact such other business as may
     properly come before the Meeting, or any adjournments thereto.
  Shareholders of record at the close of
  business on September 29, 1999 are entitled to notice of, and to vote at, the Meeting. The
  Fund is a series of Kayne Anderson Mutual
  Funds, a Delaware business trust.